ADDENDUM 1 TO THE EMPLOYMENT AGREEMENT

This Addendum 1 (the "Addendum") to that certain Employment Agreement between Pimi Agro CleanTech Ltd., Israeli company number 513497123(the "Company") and Mr. Ami Sivan, an individual, Israeli I.D. No. 051570869 (the "Employee") dated May __, 2012 (the "Agreement") is entered by and between the Company and the Employee on this __th day of May, 2012. Each of the Company and the Employee may be referred to herein as a Party, and collectively as Parties.

Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS	the Company employs the Employee pursuant to the terms and conditions of the Agreement; and

WHEREAS	the Parties agree to amend the Agreement as set forth herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Notwithstanding any provision of the Agreement to the contrary, as a part of his Position, the Employee shall also function as Chief Executive Officer (CEO) of Pimi Agro CleanTech Inc., Delaware company, with its principal offices at 269 South Beverly Drive, Suite 1091, Beverly Hills, CA 90212, USA ("Pimi USA"), pursuant to the terms of the Agreement.

2.	The Employee undertakes to perform such duties, responsibilities and services as customarily incident to the Position, including his position as CEO of Pimi USA, and such office and such other services of a senior executive nature as may be reasonably requested by the Boards of Directors (the "Board") of Pimi USA, from time to time, which may include services for one or more subsidiaries or affiliates of Pimi USA. The Employee shall, in his capacity as an officer of Pimi USA, be subject to the direction and control of its Board. The Employee shall report to the Board, or any other person designated by the Board. The Employee shall assist with all matters related to the operations of Pimi USA and he shall act in its best interests.

3.	The Employee hereby agrees and acknowledges that all and any obligations of him pursuant to the Agreement, including, but not limited to, his confidentiality and non competition obligations, shall apply to his employment as Chief Executive Officer (CEO) of Pimi USA, mutatis mutandis.

4.	Furthermore, the Employee hereby agrees and acknowledges that (i) Pimi USA is a publicly reporting company with its common stock shares trading on the NASDAQ Over-the-Counter Bulletin Board (OTCBB) market under the ticker symbol "PIMZ" and (ii) in addition to any other obligations of him under the Agreement or pursuant to the Section 3 hereinabove, in his function as a CEO of Pimi USA he will act strictly in accordance with the applicable US securities laws and regulations.

5.	The Parties hereby agree and acknowledge that the Employee shall not be entitled to any further compensation for his services as a CEO of Pimi USA other than, or additional to, the compensation specified in the Agreement and the Exhibits thereto.

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IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first stated above.

	Pimi Agro CleanTech Ltd.	Ami Sivan

By:

Title:

Acknowledged and agreed: __________________________________

Pimi Agro CleanTech Inc.

By:

Title:

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